EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Blonder Tongue Reports Second Quarter 2017 Results

OLD BRIDGE, New Jersey—August 14, 2017—Blonder Tongue Laboratories, Inc. (NYSE American: BDR) announced its sales and results for the second quarter and six months ended June 30, 2017.

Net sales increased $482,000 or 8.5% to $6,164,000 for the second quarter of 2017 from $5,682,000 for the comparable period in 2016.  Net income (loss) for the three months ended June 30, 2017 was $(231,000) or $(0.03) per share, compared to $73,000 or $0.01 per share for the comparable period in 2016.

The increase in net sales is primarily attributed to an increase in sales of data products offset by a decrease in digital video headend products, analog headend products and HFC distribution products.  Sales of data products were $2,256,000 and $518,000, digital video headend products were $2,059,000 and $2,835,000, analog headend products were $450,000 and $653,000 and HFC distribution products were $905,000 and $1,044,000 in the second three months of 2017 and 2016, respectively.

For the six month period ended June 30, net sales increased $512,000, or 4.4%, to $12,137,000 in 2017 from $11,625,000 in 2016.  Net loss for the six months ended June 30, 2017 was $(487,000) or $(0.06) per share, compared to $(215,000) or $(0.03) per share for the comparable period in 2016.

The increase in net sales is primarily attributed to an increase in sales of data products offset by a decrease in digital video headend products, analog headend products and contract manufactured products.  Sales of data products were $3,386,000 and $1,277,000, digital video headend products were $5,230,000 and $6,126,000, analog video headend products were $1,036,000 and $1,230,000 and contract manufactured products were $355,000 and $529,000 in the first six months of 2017 and 2016, respectively.

Commenting on the second quarter, Chief Executive Officer Robert J. Palle noted, "Even though we achieved a year over year sales increase for both the first and second quarters of 2017, we are disappointed that we were not able to show net earnings for either period.  We are encouraged by the increase in sales of our data products and were not surprised by the decrease in digital video headend products, as sales of those products had been buoyed by the large retail chain rollout in the first and second quarters of 2016. The Company's research and development teams have been working on a new series of digital products that we anticipate introducing in the fourth quarter of 2017. We remain, however, cautious with regard to the market outlook and therefore continue to anticipate that sales are likely to remain flat for the remainder of 2017."

Conference Call Reminder
Details of the live teleconference:
Date: Monday, August 14, 2017
Time: 11:00 a.m. Eastern Time (10:00 a.m. CT, 8:00 a.m. PT)
Investor Dial-in (US & Canada Toll-Free):  866-682-6100

The audio replay will be available under Investor Related Information on the Blonder Tongue Investor Relations webpage.

About Blonder Tongue
Blonder Tongue Laboratories, Inc. together with R. L. Drake Holdings, LLC - its wholly owned subsidiary - offer customers more than 130 years of combined engineering and manufacturing excellence with solid histories of delivering reliable, quality products.  As a leader in the field of cable television communications, the Company provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses. The Company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high speed data solutions for distribution over coax, fiber and IP networks.  Additional information on the Company and its products can be found at www.blondertongue.com, and www.rldrake.com.
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes "forward-looking" statements and accordingly, the cautionary statements contained in Blonder Tongue's Annual Report and Form 10-K for the year ended December 31, 2016.  (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management's Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference.  The words "believe", "expect", "anticipate", "project", "target", "intend", "plan", "seek", "estimate", "endeavor", "should", "could", "may" and similar expressions are intended to identify forward-looking statements.  In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Blonder Tongue's actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue's "forward-looking" statements.
Contacts
Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000
Robert J. Palle
Chief Executive Officer & President
bpalle@blondertongue.com
(732) 679-4000

Blonder Tongue Laboratories, Inc.
Condensed Consolidated Summary of Operating Results
(in thousands, except per share data)

	(unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016

Net sales	$6,164	$5,682	$12,137	$11,625
Gross profit	2,125	2,477	4,526	4,685
Earnings (loss) from operations	(138)	235	28	35
Net earnings (loss)	$(231)	$73	$(487)	$(215)
Basic and diluted net earnings (loss) per share	$(0.03)	$0.01	$(0.06)	$(0.03)
Basic weighted average shares outstanding	8,122	7,029	8,122	6,897
Diluted weighted average shares outstanding	8,122	7.036	8,122	6.897

Condensed Consolidated Summary Balance Sheets
(in thousands)

	(unaudited)
	June 30, 2017	December 31, 2016

Current assets	$8,274	$8,080
Property, plant and equipment, net	3,160	3,279
Total assets	14,714	15,000
Current liabilities	4,176	4,616
Long-term liabilities	3,937	3,850
Stockholders' equity	6,601	6,534

Total liabilities and stockholders' equity	$14,714	$15,000